UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): November 21, 2018

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of registrant as specified in charter)

Nevada	3721	88-0422242
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

117 S. 4th Street

Neodesha, Kansas 66757
(Address Of Principal Executive Offices) (Zip Code)

620-325-6363
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On November 21, 2018, AgEagle Aerial Systems Inc. (the “Company”), received notification from Mr. Scott Burell that effective immediately he was resigning as a director of the Company. Mr. Burell was Chair of the Audit Committee, and also served on the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Burell’s resignation was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 27, 2018, the Company appointed Luisa Ingargiola as an independent director to serve on the Company’s board of directors (the “Board”). Ms. Ingargiola’s appointment fills the vacancy on the Board due to Mr. Burrell’s departure. Ms. Ingargiola will serve as Chair of the Audit Committee, and will also serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

In 1990, Ms. Ingargiola joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division. In this capacity, she worked with investors and partners to report investment results, file tax forms, and recommend investments. In 1992, Ms. Ingargiola joined MetLife Insurance Company as a Budget and Expense Manager. In this capacity she managed a $30 million annual budget. Her responsibilities included budget implementation, expense and variance analysis and financial reporting. From 2007 through 2016, Ms. Ingargiola served as the Chief Financial Officer at MagneGas Corporation (Nasdaq: MNGA) and continues to serve as a director. Ms. Ingargiola currently serves as C.F.O. of Avalon-Globocare (NASDAQ:AVCO) and ass the Audit Committee Chair of FTE Networks, Inc. (NYSE:FTNW) and Electra Meccanica (NASDAQ:SOLO) where she has helped manage over $200 Million in equity and debt financing. Ms. Ingargiola also serves as a Director of The JBF Foundation Worldwide, a 501(c)(3) non-profit. Ms. Ingargiola graduated in 1989 from Boston University with a Bachelor’s degree in Business Administration and a concentration in Finance. In 1996, she received her MBA in Health Administration from the University of South Florida.

Ms. Ingargiola does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer. Ms. Ingargiola is not a party to any transactions listed in Item 404(a) of Regulation S-K.

As compensation for services as an independent director, Ms. Ingargiola shall receive:

•	An initial grant of 41,250 stock options at an exercise price of $.77 per share (the “Initial Grant”). The Initial Grant is exercisable for a period of five years and vests in equal quarterly installments over a one year period from the date of grant.
•	A quarterly grant of 16,500 with an exercise price at the current market price of the Company’s common stock at the time of issuance (the “Quarterly Options”). The Quarterly Options are exercisable for a period of five years from the date of grant and vest in equal quarterly installments over a period of two years from the date of grant.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1	Director Offer letter, dated November 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Barrett Mooney
Name:	Barrett Mooney
Title:	Chief Executive Officer

Dated: November 28, 2018

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